Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84117-4977 (801) 281-4700

August 8, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Lithium Exploration Group, Inc. (the "Company") and reported on the financial statements of the Company for the years ended June 30, 2011 and 2010 . On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated August 8 , 2012, and agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC